REGAL-BELOIT CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 22, 2005

To the Shareholders of REGAL-BELOIT CORPORATION:

Notice is hereby given that the Annual Meeting of Shareholders of REGAL-BELOIT CORPORATION, a Wisconsin corporation (the “Company”), will be held at the Rotary River Center, 1220 Riverside Drive (Highway 51 North), Beloit, Wisconsin 53511, on Friday, April 22, 2005, at 9:30 A.M. Central Time for the following purposes:

1.	To elect three directors for a term expiring at the 2008 Annual Meeting of Shareholders.

2.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors does not have plans to bring any other business before the meeting, and has not been advised that any other business will be brought before the meeting.

Only shareholders of record at the close of business on February 28, 2005, are entitled to notice of and to vote at this meeting.

To assure your representation at the meeting, you are urged to promptly complete, date, sign and return the enclosed proxy which is being solicited on behalf of the Board of Directors, whether or not you expect to attend the Annual Meeting in person. A return envelope is provided. You may revoke your proxy at any time prior to the voting thereof by written notice filed with the Secretary of the Company. If you attend the Annual Meeting in person, you may revoke your proxy at any time prior to the voting thereof, even if you already returned your proxy.

A copy of the 2004 Annual Report of the Company accompanies this Notice and attached Proxy Statement.

PLEASE NOTE THAT THE TIME OF THE MEETING IS 9:30 A.M. Central Time.

By Order of the Board of Directors
Kenneth F. Kaplan
Vice President, Treasurer and Secretary
REGAL-BELOIT CORPORATION

Beloit, Wisconsin
March 28, 2005

REGAL-BELOIT CORPORATION
200 STATE STREET
BELOIT, WISCONSIN 53511-6254

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS, APRIL 22, 2005

* * * * * * * *

SOLICITATION AND VOTING

The enclosed proxy for the Annual Meeting of Shareholders (the “Annual Meeting”) to be held April 22, 2005, and any and all adjournments thereof, is solicited on behalf of the Board of Directors of the Company. This Proxy Statement, Notice of Meeting and accompanying proxy card are first being mailed to shareholders on or about March 28, 2005.

The Company pays for the expenses of this solicitation of proxies. It is expected that only solicitations by mail will be used, except that Directors, Officers or regular employees of the Company may solicit proxies personally, by telephone or by facsimile. The Company may pay brokers and other custodians, nominees and fiduciaries their reasonable expenses for sending proxy material to principals and obtaining their proxies.

Only shareholders of record at the close of business on February 28, 2005, will be entitled to vote at the meeting. Each share is entitled to one vote. On that date, there were 29,034,188 shares of the Company’s outstanding common stock, $0.01 par value (the “Common Stock”).

You may revoke your proxy at any time prior to the close of voting by filing a written notice with the Secretary of the Company or by withdrawing your proxy in person at the registration desk at the Annual Meeting. Properly executed proxies will be voted as specified, unless revoked. In the absence of such specification(s), shares will be voted FOR the election of all three nominees for the Board of Directors.

A majority of the shares entitled to vote, present in person or represented by proxy, shall constitute a quorum at the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum.

If a quorum is present, Directors will be elected by a plurality of the votes cast by the holders of Common Stock entitled to vote in the election at the Annual Meeting. “Plurality” means that the individuals who receive the largest number of votes are elected as Directors up to the maximum number of Directors to be chosen at the meeting. An abstention, broker non-vote or instructions on the proxy card to withhold a vote will have no effect on the election of Directors under Wisconsin law.

PROPOSAL 1: ELECTION OF DIRECTORS

The current three-year term of the Class C Directors expires at the Annual Meeting. Unless otherwise directed, proxies will be voted at the Annual Meeting for the election of nominees, J. Reed Coleman, Stephen N. Graff and Thomas J. Fischer as Class C Directors for a three-year term expiring at the 2008 Annual Meeting and until their successors are duly elected. All nominees are currently serving as Directors. Mr. Fischer was appointed by the Board of Directors as a Class A Director in 2004 and was recommended for selection as a Director by the Corporate Governance and Director Affairs Committee to replace Paul Jones. The Board unanimously appointed Mr. Fischer on April 22, 2004. Frank E. Bauchiero retired as a Class C Director on January 21, 2005. Mr. Fischer has been nominated for election as a Class C Director to fill the vacancy so created. Management has no reason to believe that any of the foregoing nominees is not available or will not serve if elected, but if any of them should become so unavailable to serve as a Director, full discretion is reserved to the persons named as proxies to vote for such other persons as may be nominated.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR
EACH NAMED NOMINEE.

The following sets forth certain information concerning each nominee and each Director whose term of office continues after the Annual Meeting. Except as stated in the footnotes, the Directors or nominees exercise sole voting and investment power over the shares of Common Stock they beneficially own.

		Beneficial Ownership of Company Stock As of December 31, 2004
Name and Age	Principal Occupation, Business Experience and Other Directorships	Director Since	Number of Shares	Percent of Class
Nominees for Election:

Class C Directors Term Expires in 2008:

J. REED COLEMAN — 71 (1)	Chairman, CEO and Director, Madison- Kipp Corporation; Director, U.S. Co-Excell; Bradley Foundation; Lumbermen’s Mutual Insurance.	1981	88,354	*
STEPHEN N. GRAFF — 70 (1)(3)	Retired Milwaukee Office Managing Partner, Arthur Andersen LLP and Andersen Worldwide S.C.; Director, Northwestern Mutual Series Fund, Inc., Mason Street Funds, Inc., Northwestern Mutual Life Insurance Co., Northwestern Mutual Trust Company, Super Steel Schenectady, Inc., and Super Steel Products Corporation.	1996	26,000	*
THOMAS J. FISCHER — 57 (1)(3)	Corporate Financial and Accounting consultant. Formerly, Arthur Andersen LLP — Milwaukee office: retired Managing Partner. Director, Badger Meter Inc., Actuant Corporation.	2004	7,000	*

		Beneficial Ownership of Company Stock As of December 31, 2004
Name and Age	Principal Occupation, Business Experience and Other Directorships	Director Since	Number of Shares	Percent of Class
Class A Directors Term Expires in 2006:

JAMES L. PACKARD — 62(1)(2)(3)(4)(6)	Chairman and Chief Executive Officer (CEO) of the Company, employed with the Company since 1979. President 1980–2002. CEO since 1984. Chairman since 1986. Director, The First National Bank & Trust Company of Beloit, Clarcor Inc. and The Manitowoc Company, Inc.	1980	826,579	2.85%
HENRY W. KNUEPPEL — 56(1)(3)(4)(6)	President and Chief Operating Officer (COO), employed with the Company since 1979. Executive Vice President 1987–2002. President and COO since 2002. Director, Madison-Kipp Corporation and The First National Bank & Trust Company of Beloit.	1987	422,475	1.46%

Class B Directors Term Expires in 2007:

JOHN A. MCKAY — 71(1)(5)	Former President & COO, Harnischfeger Industries, Inc.; Director, The First National Bank & Trust Company of Beloit, Reserve Properties, Inc.	1992	31,713	*
G. FREDERICK KASTEN, JR. — 66(1)	Chairman and Director, Robert W.Baird & Co., Inc., Chairman of Baird Funds Inc.	1995	59,088	*
CHRISTOPHER L. DOERR — 55(1)	Co-CEO Passage Partners, LLC; Former President and Co-CEO, LEESON Electric Corporation; Director; Fischer Scientific International.	2003	11,075	*

Total Directors as a Group			1,504,450	5.18%

*	Represents less than 1% of the Common Stock
(1)	Included are option shares which are vested and exercisable within 60 days as follows: Mr. Coleman, 22,296 shares; Mr. Doerr, 7,000 shares; Mr. Fischer, 4,000 shares, Mr. Graff, 17,800 shares; Mr. Kasten, 21,400 shares; Mr. Knueppel, 160,000 shares; Mr. McKay, 22,296 shares; and Mr. Packard, 300,000 shares.
(2)	The amount shown for Mr. Packard includes 1,416 shares, held by his spouse as to which he disclaims beneficial ownership.
(3)	The amounts shown for Messrs. Graff, Fischer, Packard and Knueppel include 8,200 shares, 1,000 shares, 354,136 shares, and 149,930 shares, respectively, as to which they share voting and investment power with their spouses.
(4)	The amounts shown for Messrs. Packard and Knueppel include 29,909 shares and 25,184 shares, respectively, as to shares held in trust under the Company’s Personal Savings Plan (401k) or a non-Company sponsored IRA.

(5)	The amount shown for Mr. McKay includes 2,009 shares held in a Family Trust for which he has voting and investment power.
(6)	Included are shares related to the exercise of stock options in 2002, the delivery of which shares was delayed until normal retirement as follows: Mr. Packard 139,702 shares and Mr. Knueppel 83,821 shares.
(7)	On January 21, 2005, Mr. Frank E. Bauchiero, age 70, retired as a Class C director. He had served as a director since 1993. He is the President and Chief Executive Officer of MKC Worldwide, former Chief Executive Officer of Walbro Corporation, and former President of Industrial Group Dana Corporation. He serves as a director on the boards of Rockford Products Corporation, M & I Bank South and Madison-Kipp Corporation. He beneficially owns 32,166 shares of Common Stock, including vested but unexercised stock options of 21,400 shares.

Corporate Governance

The Company is committed to good corporate governance practices. Our Board of Directors has adopted a Code of Ethics and Code of Conduct which apply to the Company’s directors, officers and employees. We believe our guidelines reflect a continuing commitment to implement appropriate principles of governance on behalf of our Shareholders. We review our guidelines and practices which will be modified or supplemented as appropriate. Our current Corporate Governance Guidelines, including our Code of Ethics and Code of Conduct, are available on our website at www.regal-beloit.com/governance.html. The Company is not including the information contained on or available through its website as a part of, or incorporating such information by reference into, this Proxy Statement.

Our Corporate Governance Guidelines provide that a majority of the members of the Board must be independent directors under the New York Stock Exchange (“NYSE”) listing standards. For a director to be considered independent, the Board must determine that there is no direct or indirect material relationship with the Company. These include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, unless the threshold requirements of the SEC regulations and NYSE listing standards apply. Based on these standards, the Board has affirmatively determined by resolution that Messrs. Coleman, Graff, Fischer, McKay, Kasten and Doerr have no material relationship with the Company, and, therefore, each are independent in accordance with the NYSE listing standards. The Board will regularly review the continuing independence of the Directors.

Communications with the Board

Shareholders wishing to communicate with the Board or individual directors may send that communication to the Board of Directors, REGAL-BELOIT CORPORATION, 200 State Street, Beloit, WI 53511-6254. The communications will be forwarded to the appropriate Board member. Shareholders may also utilize the communication method found on the Company’s website at www.regal-beloit.com/concerns/html.

Presiding Director; Executive Sessions

The Board may meet in an executive session at each regularly scheduled Board meeting or as the Directors deem necessary. The “Presiding Director” of these sessions is rotated among the Board’s committee chairpersons. Normally, members of the Company’s senior executive management who are not members of the Board will participate in Board meetings to present information, make recommendations, and be available for direct interaction with members of the Board. However, the Board will have at least four regularly scheduled meetings per year for the non-employee directors without members of the Company’s management being present. The non-employee directors may also meet without management present at such other times as they determine appropriate.

2004 Committees of the Board

The standing committees of the Board of Directors are the Audit Committee, the Compensation and Human Resources Committee, and the Corporate Governance and Director Affairs Committee. The Committee Charters are available at www.regal-beloit.com/governance.html.

Audit Committee.    The current Audit Committee consists of Directors J. Reed Coleman, Chair, Stephen N. Graff and Thomas J. Fischer. During 2004, the Committee consisted of Messrs. J. Reed Coleman, Chair (all of 2004), Frank E. Bauchiero and Stephen N. Graff (January-April 2004) and Christopher L. Doerr and Thomas J. Fischer (May-December 2004). All members of the Audit Committee are independent as defined in the NYSE listing standards and the SEC regulations. The Board has designated Messrs. Coleman, Graff and Fischer as “audit committee financial experts” within the meaning of the Securities and Exchange Commission (the “SEC”) regulations. The Committee is appointed by and reports to the Board of Directors. Its responsibilities include, but are not limited to, the appointment, compensation and dismissal of the independent auditors, review of the scope and results of the independent auditors’ audit activities, evaluation of the independence of the independent auditors, and review of the Company’s accounting controls and policies, financial reporting practices and the internal audit control procedures and related reports of the Company. Four meetings of the Audit Committee were held during fiscal 2004.

Compensation and Human Resources Committee.    The current Compensation and Human Resources Committee consists of Directors John A. McKay, Chair, and Christopher L. Doerr. The Committee is appointed by and reports to the Board of Directors. During 2004, the Committee consisted of Messrs. John A. McKay, Stephen N. Graff and Frank E. Bauchiero. Among its duties are to recommend to the Board of Directors the annual compensation of the principal corporate officers (the “Officers” or the “Named Executive Officers”) and to review, formulate, recommend and administer short and long range compensation programs for Officers and Key Employees. Four meetings of the Compensation and Human Resources Committee were held during fiscal 2004.

Corporate Governance and Director Affairs Committee.    The current Corporate Governance and Director Affairs Committee consists of Directors G. Frederick Kasten, Jr., Chair, and Stephen N. Graff. During 2004, the Committee consisted of Messrs. G. Frederick Kasten, Jr., Chair, Stephen N. Graff and Frank E. Bauchiero. All members of the Committee are independent as defined in the NYSE listing standards and the SEC regulations. The Committee develops and recommends to the Board corporate governance principles applicable to the Company, Director compensation and Board effectiveness evaluations. This Committee also serves as the Nominating Committee of the Board and is responsible for identifying and recommending to the Board candidates to fill interim and expiring Board vacancies. The Committee will only review recommendations for director nominees from any shareholder beneficially owning or group of shareholders beneficially owning in the aggregate at least 5% of the issued and outstanding common stock of the Company for at least one year as of the date that the recommendation was made. Recommendations must be submitted not later than the 120th calendar day before the date of the Company’s proxy statement released to the shareholders in the previous year’s annual meeting, or by November 12, 2005, for the recommendation to be considered by the Corporate Governance and Director Affairs Committee. Any recommendation must be submitted in accordance with the policy in the Corporate Governance Guidelines captioned Director’s Qualifications (www.regal-beloit.com/governance.html).

General criteria for director Nominees include: Directors must possess the highest personal and professional ethics, integrity and values, and commitment to representing the long-term interest of the shareholders. Directors must also possess a diverse set of skills and experience with a background in areas that are relevant to the Company’s activities. Directors should also be inquisitive and have an objective perspective, a practical wisdom, and mature judgment. Directors must be willing and able to devote whatever time is necessary to carry out their duties and responsibilities effectively. Directors will not be nominated unless they are willing to serve for an extended period of time. The Company also strives to have all directors, other than the Executive Chairman and Chief Executive Officer, be independent as defined by NYSE listing standards and the SEC regulations. In considering any timely submitted recommendation from a shareholder, the Committee shall have sole discretion as to whether to nominate the individual recommended by the shareholder, except that in no event will a candidate recommended by the shareholder who is not “independent” as defined in the NYSE listing standards and the SEC regulations, and who does not meet the minimum expectations for a director set forth in the Company’s Corporate Governance Guidelines, be recommended for nomination by the Corporate Governance and Director Affairs Committee. Two meetings of the Corporate Governance and Director Affairs Committee were held during fiscal 2004.

Other Information About The Board

The Board of Directors has the responsibility to elect the Officers, establish corporate policies and to oversee the overall performance of the Company. Members of the Board are kept informed by written reports and financial data sent to them each month, as well as by oral and written operating, planning and financial reports given to them by Company Officers and others at Board and committee meetings.

Directors’ Compensation.    In 2004, each Non-Employee Director of the Company received an annual fee of $22,000 plus $1,000 and expenses for each Board or committee meeting attended in person or $750 if attended telephonically. Each Committee Chairperson received an additional $4,000 annual fee. The Company provides Non-Employee Directors with travel and accident insurance benefits. In addition, each Non-Employee Director received a non-discretionary stock option grant under the Company’s 2003 Equity Incentive Plan.

In 2004, there were four regularly scheduled Board of Directors meetings and five special meetings. During fiscal 2004, no Director attended fewer than seventy-five percent (75%) of the aggregate of (i) the total number of meetings of the Board held during the period for which he was a Director and (ii) the total number of meetings of all committees of the Board on which he served during the period that he served. Board members are expected to attend the annual meeting of shareholders each year. All of the current Directors who were Directors at the time of the 2004 annual meeting of shareholders attended that meeting.

Certain Relationships and Related Transactions.    Director G. Frederick Kasten, Jr. is the Chair and a director of Robert W. Baird & Co., Inc. (“Baird”). Baird was part of an underwriting syndicate in the Company’s convertible senior subordinated debt offering in April 2004. Baird provided financial advice to the Company in the August 30, 2004 acquisition of the Commercial AC Motors business from General Electric, and financial advice and a fairness opinion in the Company’s December 31, 2004 acquisition of the HVAC Motors and Capacitors businesses from General Electric. Compensation received by Baird did not exceed five percent (5%) of Baird’s consolidated gross revenues during the last fiscal year. In 2005 the Company expects that Baird will be the lead manager of a proposed underwriting syndicate in a public offering of Company stock.

Report of Audit Committee

The Audit Committee of the Board of Directors (the “Audit Committee”) as described on page 5 is composed entirely of independent Directors. The Audit Committee operates under an amended written charter adopted by the Board of Directors on January 31, 2003.

The Audit Committee has reviewed and discussed the Company’s audited financial statements with management and Deloitte & Touche LLP, the Company’s independent auditors, for the fiscal year ended December 31, 2004. The Audit Committee has also discussed with Deloitte & Touche LLP, the matters required to be discussed by the Statement on Auditing Standards No. 61, as modified or supplemented. The Audit Committee has reviewed and discussed with the independent auditors independence matters, including the written disclosures and the letter from Deloitte & Touche LLP, required by Independence Standards Board Standard No. 1 as modified or supplemented. During fiscal year 2004, the Audit Committee reviewed and pre-approved the Company’s quarterly and annual filings with the SEC. The Audit Committee has periodically monitored and discussed with management and the independent auditors the adequacy and integrity of the Company’s disclosure controls and procedures and internal controls. The Audit Committee has closely monitored the Company’s work throughout 2004 and 2005 to date to comply with Section 404 of the Sarbanes-Oxley Act, discussing this topic regularly with management and the independent auditors. Management has made its assertion that, as of December 31, 2004, the Company had no material weaknesses in its internal controls over financial reporting. Deloitte & Touche LLP has given its opinion attesting to management’s assertion.

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, for filing with the SEC.

The Audit Committee or its Chair pre-approves each project performed by the independent auditors. In 2004 and 2003, all such projects were approved in accordance with the Audit Committee Charter and applicable government rules and regulations. For fiscal years 2004 and 2003, fees for services provided by Deloitte and Touche LLP, were as follows:

Year	Audit Fees (1)	Audit Related Fees (1)	Tax Fees (1)	Other Fees	Total
2004	$706,950	$535,552	$225,335	-0-	$1,467,837
2003	$259,700	$ 66,500	$ 96,745	-0-	$ 422,945

(1)	Audit fees include fees and expenses related to the annual 2004 financial audit of the Company’s financial statements, including quarterly reviews, and the annual 2004 attestation audit required by Section 404 of the Sarbanes-Oxley Act. Audit related fees include audits of employee benefit plans, acquisition financial due diligence, audit support of public debt or stock offerings and miscellaneous other audit related project work. Tax fees include tax return preparation and review, tax consultations and other tax related projects.

The Audit Committee has considered and determined that the provision of the services provided by the independent auditors is compatible with maintaining the independent auditors’ independence.

This report of the Audit Committee has been presented by the following named Directors comprising the Audit Committee: J. Reed Coleman, Chair, Thomas J. Fischer, and Stephen N. Graff.

Report of Compensation and Human Resources Committee on Annual Compensation

The Compensation and Human Resources Committee of the Board of Directors (the “Compensation and Human Resources Committee”) as described on Page 5 is composed entirely of independent Directors. The Compensation and Human Resources Committee is responsible for setting and administering the policies which govern both annual compensation and equity incentive award programs. The following is an overview of those compensation policies.

Overall Policy for Named Executive Officers’ Compensation.    The Compensation and Human Resources Committee maintains executive salary and benefits at a level that will permit the Company to attract and retain the highest quality individuals for its key executive positions, taking into consideration the prevailing competitive job market, the current and projected size of the Company, its ability to pay and the relationship of the resulting executive compensation to other non-executive compensation in the Company. Named Executive Officers’ overall compensation for 2004 consisted of a cash salary and a performance bonus.

Named Executive Officers’ Incentive Bonus.    The bonus program is an economic value added type program, which the Company calls Shareholder Value Added (“SVA”). The program provides bonuses based on a comparison of actual annual SVA to target SVA for that respective fiscal year. If actual SVA equals target SVA, the executive earns his target bonus. The target bonus depends upon job responsibility and is approved by the Compensation and Human Resources Committee. Performance above target SVA earns a bonus more than the target bonus while performance below target SVA earns a bonus less than the target bonus. SVA is calculated by subtracting a charge for the average net capital employed by the Company during a fiscal year from the net operating profit after tax (“NOPAT”) generated by the Company in that same fiscal year. In addition, discretionary bonuses may also be granted by the Board of Directors.

General Measures Used to Determine Compensation for the Chief Executive Officer.    The cash salary compensation, bonus and equity incentive awards are determined by annually comparing the Chief Executive Officer’s position to those of similar chief executive officers for companies of comparable size and type as reported in one or more representative management compensation studies, taking into consideration geographic location, inflation and the responsibilities commensurate with the position.

Criteria Used in Determining Compensation of the Named Executive Officers, other than the Chief Executive Officer.    The criteria for determining the cash salary, annual performance bonus and equity incentive awards for the other Named Executive Officers is consistent with the criteria as outlined above for the Chief Executive Officer.

Equity Incentive Philosophy.    Historically, equity incentive awards for Named Executive Officers, including the Chief Executive Officer, have been granted on a periodic basis to accomplish a diverse set of goals, namely, to advance the Company’s growth and success by attracting well-qualified Executives upon whose judgment the Company is dependent for the successful conduct of its operations and to provide such Executives with incentives to put forth maximum effort for the long-term success of the Company’s business. Equity incentive awards may include options, stock appreciation rights, performance shares, performance units or restricted stock. The size and term are based on competitive practice and position levels to ensure retention and alignment of the Named Executive Officers’ long-range interests with those of the shareholders and the opportunity for the Named Executive Officers to build a meaningful stake in the Company.

This overview of the Company’s compensation policies has been presented by the following named Directors comprising the Compensation and Human Resources Committee for the fiscal year ended December 31, 2004: John A. McKay, Chair, and Stephen N. Graff.

Compensation and Human Resources Committee Interlocks and Insider Participation

The Compensation and Human Resources Committee currently consists of John A. McKay, Chair, and Christopher L. Doerr. Stephen N. Graff and Frank E. Bauchiero served on this Committee in 2004. There are no compensation interlocks among the current and former Committee members and the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s Officers and Directors, and persons who own more than ten percent (10%) of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC and NYSE. Officers, Directors and greater than ten percent (10%) shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of such forms received by the Company or written representation from certain reporting persons, the Company believes that its Officers, Directors, and greater than ten percent (10%) beneficial owners complied with all applicable filing requirements, except for one grant of stock options where administrative error resulted in one late Form 4 filing for Mr. Eisenreich. He subsequently reported this grant by filing a Form 5.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of December 31, 2004, as to each person (including any “Group” as that term is used in Section 13d-3 of the Securities Exchange Act) known to the Company to be the beneficial owner of more than 5% of the Common Stock, shares beneficially owned by each Named Executive Officer, and Directors and Named Executive Officers as a group. Except as indicated in the footnotes, all persons listed have sole voting and investment power.

Name and Address of Beneficial Owner	Number of Shares	Percent of Class
GE Asset Management Inc. (1)	4,559,048	15.7%
3135 Easton Turnpike, W3M Fairfield, CT 06828

Dimensional Fund Advisors, Inc. (2)	1,830,550	6.3%
1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401

AXA Financial, Inc. (3)	1,661,667	5.7%
1290 Avenue of Americas New York, NY 10104

James L. Packard (4)	826,579	2.85%

Henry W. Knueppel (4)	422,475	1.46%

Kenneth F. Kaplan (5)	56,313	*

David L. Eisenreich (5)	42,285	*

David A. Barta	0

Total Directors & Officers as a Group (13 persons)	1,635,813	5.64%

*	Represents less than 1% of the Common Stock
(1)	On December 31, 2004, the Company completed the acquisition of GE’s HVAC motors and capacitors business for $270 million in cash and 4,559,048 shares of the Company’s common stock. General Electric Company (“GE”) reports that as of December 31, 2004, it had sole voting and dispositive power over 4,559,048 shares. The ownership of these shares is governed by a Shareholder Agreement between GE and the Company.
(2)	Dimensional Fund Advisors, Inc. reported that as of December 31, 2004, it had sole voting and dispositive power over 1,830,550 shares.
(3)	AXA Financial, Inc. reported that as of December 31, 2004, it had sole voting power over 1,075,457 shares, shared voting power over 12,175 shares, and sole dispositive power over 1,661,667 shares.
(4)	Beneficial ownership information is stated on page 3.
(5)	The amounts shown for Messrs. Kaplan and Eisenreich include 48,500 shares and 36,500 shares respectively, pursuant to outstanding grants, which shares are vested and exercisable within 60 days. For Messrs. Kaplan and Eisenreich the amount also includes 4,213 shares and 5,785 shares, respectively, held in trust under the Company’s 401k plans. As to the remaining 3,600 shares for Mr. Kaplan, included are 2,500 shares for which voting and investment power is shared with a spouse.

Comparison of Five Year Cumulative Total Return

The following graph compares the hypothetical total shareholder return (including reinvestment of dividends) on an investment in (1) the Common Stock, (2) the Standard & Poor’s SmallCap 600 Index (3) the Standard & Poor’s 600 Industrial Machinery Index and the Standard & Poor’s 600 Electrical Components and Equipment Index for the period January 1, 2000 through December 31, 2004. In each case, the graph assumes the investment of $100.00 on December 31, 1999.

	1999	2000	2001	2002	2003	2004
REGAL-BELOIT Corporation	100	85	111	108	118	157
S&P SmallCap 600 Index	100	112	119	102	141	173
S&P 600 Industrial Machinery	100	97	104	99	135	173
S&P 600 Electrical Components & Equipment	100	110	91	72	91	109

(1)	Management believes that, following acquisitions the Company made in 2004 and the Company’s inclusion in the S&P 600 Electrical Components and Equipment Index (the “Index”), the Index is a more representative comparison for the Company. The S&P 600 Industrial Machinery Index will be deleted from the graph next year.

Summary Compensation Table

		Annual Compensation				Long-Term Compensation Awards
Name	Principal Position	Year	Salary	Bonus (1)	Other Annual Comp. (2)	Restricted Stock (3)	Stock Options- Shares	All Other Comp. (4)
James L. Packard	Chairman and	2004	$607,500	$516,679	(2)	$101,500	45,000	$77,332
	Chief Executive	2003	587,000	147,924	(2)	-0-	50,000	76,847
	Officer	2002	567,000	54,670	(2)	-0-	-0-	56,597

Henry W. Knueppel	President and	2004	$375,000	$255,150	(2)	$81,200	36,000	$48,434
	Chief Operating	2003	362,700	73,210	(2)	-0-	40,000	48,074
	Officer	2002	345,667	27,760	(2)	-0-	-0-	34,666

David L. Eisenreich	Vice President	2004	$247,500	$140,333	(2)	$42,630	18,250	$5,724
	and President,	2003	241,200	40,522	(2)	-0-	15,000	5,580
	Motor Technologies	2002	234,840	13,275	(2)	-0-	-0-	5,984
	Group

Kenneth F. Kaplan (5)	Vice President,	2004	$234,000	$132,678	(2)	$34,002	14,500	$8,565
	Treasurer and	2003	234,000	46,312	(2)	-0-	10,000	8,290
	Secretary	2002	227,000	15,260	(2)	-0-	-0-	5,024

David A. Barta (6)	Vice President,	2004	$122,769	$62,608	(2)	-0-	25,000	$90
	Chief Financial Officer

(1)	Includes amounts earned in fiscal year, whether or not deferred or payable.
(2)	The Company also provides certain additional non-cash benefits that are not described in this Proxy Statement. Such compensation is below the SEC’s required disclosure thresholds.
(3)	Restricted stock was granted on April 22, 2004 to four of the named Executive Officers which vests three years from the date of the grant. Dividends are not paid until the stock vests. The amounts shown for Messrs. Packard, Knueppel, Eisenreich, and Kaplan represent 5,000, 4,000, 2,100, and 1,675 restricted shares, respectively, which shares were outstanding as of December 31, 2004 and reflected values, at the $28.60 year-end closing price of the Company’s stock of $143,000, $114,000, $60,060, and $47,905, respectively.
(4)	The amounts shown for Messrs. Packard, Knueppel, and Kaplan each include $7,275 for vested or non-vested contributions to the REGAL-BELOIT Corporation Personal Savings Plan (a 401k plan). The amount shown for Mr. Eisenreich includes $5,125 for vested contributions to the Marathon Electric Salaried Employees 401k Savings Plan. The amounts shown also include for Messrs. Packard, Knueppel, Eisenreich, Kaplan and Barta $3,000, $925, $599, $1,290 and $90, respectively, for term life insurance premiums. The amounts shown also include for Messrs. Packard and Knueppel, $67,057 and $40,234, respectively, for payments in lieu of dividends on shares related to the 2002 exercise of stock options, the delivery of which shares has been delayed until normal retirement.
(5)	Mr. Kaplan was Vice President, Chief Financial Officer and Secretary until July 2004, when Mr. David A. Barta was appointed Vice President and Chief Financial Officer. Mr. Kaplan continues as Vice President, Treasurer and Secretary.
(6)	Mr. Barta joined the Company in June 2004 and was elected Vice President, Chief Financial Officer in July 2004. Prior to joining the Company, Mr. Barta served in several financial management positions for Newell Rubbermaid Inc. from 1995–June 2004, serving most recently as Division Chief Financial Officer Levelor/Kirsch Division.

Ownership Of Company Stock And Stock Equivalents By Named Executive Officers

To encourage growth in shareholder value, the Company believes that the Named Executive Officers who are in a position to make a substantial contribution to the long-term success of the Company should have a significant stake in its on-going success through stock ownership. This focuses attention on managing the Company as an owner with an equity position in the business.

Option Grants in Fiscal 2004

	Number of Securities Underlying Option Granted	Percent of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name					5%	10%
James L. Packard	45,000	18.56%	$20.30	4/22/14	$574,515	$1,455,885
Henry W. Knueppel	36,000	14.85%	$20.30	4/22/14	$459,612	$1,164,708
David L. Eisenreich	18,250	7.53%	$20.30	4/22/14	$232,998	$590,442
	5,000	2.06%	$23.66	10/28/14	$74,400	$188,540
Kenneth F. Kaplan	14,500	5.98%	$20.30	4/22/14	$185,122	$469,119
David A. Barta	25,000	10.31%	$21.85	6/28/14	$343,525	$870,575

Pursuant to the Company’s equity incentive plans, options to purchase Common Stock of the Company are granted to the Named Executive Officers, Directors and Key Employees of the Company and its subsidiaries. Stock options totaling 242,500 shares were granted to Key Employees and Named Executive Officers, and 140,000 shares were granted to Non-Employee Directors in fiscal year 2004. As of December 31, 2004, the fair market value of the Company’s stock was $28.60.

Aggregated Option Shares Exercised in 2004 Fiscal Year and Year-End Values

The following table contains fiscal year-end value of unexercised options with respect to the Named Executive Officers. No Named Executive Officer exercised options in 2004.

	Total Number of Unexercised Options Held At Fiscal Year-End		Total Value of Unexercised, In-the-Money Options Held at Fiscal Year-End
Name	Exercisable	Unexercisable	Exercisable(1)	Unexercisable(1)
James L. Packard	300,000	70,000	$1,642,375	$553,000
Henry W. Knueppel	160,000	136,000	$ 885,900	$971,200
David L. Eisenreich	36,500	36,750	$ 272,238	$299,175
Kenneth F. Kaplan	48,500	43,500	$ 371,450	$332,580
David A. Barta	-0-	25,000	-0-	$168,750

(1)	Total value of exercisable and unexercisable options is based on the difference between the fair market value ($28.60 as of December 31, 2004) of the Company’s stock and the exercise price of the options at fiscal year-end.

SUMMARY OF BENEFIT PLANS

The Company has certain plans which provide, or may provide, compensation and benefits to Named Executive Officers of the Company, which are described below. These plans are principally the Company’s 401k Plans, Target Supplemental Retirement Plan and Supplemental Disability Insurance.

401k Plan

The Company’s 401k Plan covers certain hourly and salaried employees including Messrs. Packard, Knueppel, Kaplan and Barta. Eligible employees become participants after at least six months of service. In addition to the match, there is an annual contribution based on wages for employees who are plan participants and employed at least six months. Mr. Eisenreich participates in the Marathon Electric Salaried Employees 401k Savings Plan, which allows an eligible employee to receive a company match after at least six months of service. Mr. Eisenreich also participates in the Marathon Salaried Pension Plan. Contributions on behalf of the Named Executive Officers are shown in the Summary Compensation Table on page 11.

Target Supplemental Retirement Plan

The Target Supplemental Retirement Plan (“TSRP”) limits participants to Officers and selected Key Employees who are designated by the Compensation and Human Resources Committee.

Messrs. Packard, Knueppel, Barta and Kaplan, among the Named Executive Officers, participate in the TSRP. Under the TSRP, participants are entitled, upon normal or approved early retirement, to receive a target supplemental retirement benefit, which, together with social security and a hypothetical profit sharing plan balance annualized over fifteen (15) years, equals two percent (2%) of the final five (5) years, or the final three (3) years as to Mr. Packard, average earnings times years of service with the Company, up to a maximum of 30 years or 60% income replacement. Consequently, unless reduced as described below, the estimated annual target supplemental retirement benefits to TSRP participants will approximate those shown in the column of the following table which sets forth estimated benefits for participants with various years of credited service.

These benefits will be reduced by the annual Social Security payment and the annualized hypothetical profit sharing balance.

	Years of Credited Service
Average Annual Earnings For The Final Applicable Years Of Service	10	15	20	25	30
$ 300,000	60,000	90,000	120,000	150,000	180,000
400,000	80,000	120,000	160,000	200,000	240,000
500,000	100,000	150,000	200,000	250,000	300,000
600,000	120,000	180,000	240,000	300,000	360,000
700,000	140,000	210,000	280,000	350,000	420,000
800,000	160,000	240,000	320,000	400,000	480,000
900,000	180,000	270,000	360,000	450,000	540,000
1,000,000	200,000	300,000	400,000	500,000	600,000

The TSRP participant needs a minimum of 15 years of continuous service and have reached the age of 62 to qualify for early retirement benefits. However, the Compensation and Human Resources Committee has the discretion to grant additional years of service and/or revise the retirement age requirement for a participant to qualify for benefits.

The TSRP is designed to provide a participant a retirement benefit that is comparable in replacement income percentage provided to lower paid employees. The TSRP does this by supplementing retirement income which is lost to higher paid employees due to social security caps and limits on income considered for the Company’s Qualified Retirement Plans.

Supplemental Disability

The Company also provides supplemental disability insurance for Messrs. Packard and Knueppel among the Named Executive Officers. The Plan provides compensation to a participating disabled Named Executive Officer at the rate of 100% of his normal salary for the first 12 months of total disability and 60% thereafter. None of the Company’s participating Named Executive Officers received disability benefits during 2004.

Executive Termination Benefits Agreements

The Company has no employment contracts with any Named Executive Officers of the Company. However, the Company has termination benefits (change of control) agreements (the “Agreements”) with Messrs. Packard, Knueppel and Kaplan, among the Named Executive Officers of the Company. The benefits provided by the Agreements are triggered by the termination of the individual who is a party to an Agreement within three years following a change in control of the Company, if the individual’s employment with the Company is terminated not for cause or if the individual terminates his employment with “good reason”, as defined in the Agreements. If the individual’s employment is terminated for cause, or as a consequence of death or disability, the Agreement is not triggered. The employment period is three years commencing with the change in control. The Agreement provides that upon such termination, the termination payment shall be a severance payment equal to three times the individual’s annual salary then in effect plus three times the sum of the amount of the individual’s highest annual bonus award during the previous three years and the value of all fringe benefits.

SHAREHOLDER PROPOSALS

Shareholder proposals must be received by the Company no later than November 21, 2005, in order to be considered for inclusion in next year’s Annual Meeting Proxy Statement.

In order to be eligible to submit a proposal for inclusion in next year’s Annual Meeting proxy statement, you must be a record or beneficial owner of at least one percent (1%) or $2,000 in market value of the Company’s securities entitled to be voted at the meeting and have held such securities for at least one year by the date you submit the proposal. You must continue to hold such securities through the date on which the meeting is held.

REQUEST FOR ANNUAL REPORT ON FORM 10-K

Our Annual Report for the fiscal year ended December 31, 2004, except for exhibits, containing financial statements for the fiscal year ended December 31, 2004, is included in this mailing of the Proxy Statement.

You may obtain a copy of the Company’s Annual Report on Form 10-K, except for exhibits, without charge, by writing to: Secretary, REGAL-BELOIT CORPORATION, 200 State Street, Beloit, WI 53511-6254, or on the Company’s website at www.regal-beloit.com.

SHAREHOLDERS WHO SHARE THE SAME ADDRESS

Shareholders sharing an address who now receive multiple copies of the Company’s Annual Report and Proxy Statement may request delivery of a single copy by contacting the Company as indicated above.

If you, as a shareholder of record residing at such an address, prefer to receive a separate Annual Report or Proxy Statement in the future, you may notify us by writing or calling: Secretary, REGAL-BELOIT CORPORATION, 200 State Street, Beloit, WI 53511-6254; 608/364-8800.

By Order of the Board of Directors
Kenneth F. Kaplan
Vice President, Treasurer and Secretary

Beloit, Wisconsin
March 28, 2005

REGAL-BELOIT CORPORATION
200 STATE STREET
BELOIT, WI 53511-6254

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to REGAL-BELOIT CORPORATION, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	RGLBC1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

REGAL-BELOIT CORPORATION

This Proxy when executed will be voted in the manner directed herein. If no direction is made, this Proxy will be voted FOR Proposal 1. The Board of Directors recommends a vote FOR Proposal 1.
			For All	Withhold All	For All Except	To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.
1.	Election of Class C Directors. Nominees: (01) J. Reed Coleman (02) Stephen N. Graff (03) Thomas J. Fischer		☐	☐	☐

2.	To act on other business that properly comes before the meeting or any adjournment and matters incident to conduct thereof.

	For comments, please check this box and write them on the back where indicated.	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

REGAL-BELOIT CORPORATION

March 28, 2005

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders to be held at 9:30 A.M. Central Daylight Time on Friday, April 22, 2005, at the Rotary River Center, 1220 Riverside Drive (Hwy 51 N), Beloit, WI 53511. The accompanying Notice of Annual Meeting and Proxy Statement contain detailed information as to the formal business to be transacted at the meeting.

Regardless of whether you plan to attend the meeting or not, it is important that the shares be voted. Accordingly, please complete, sign and date the proxy card attached below and return it in the enclosed postage-paid envelope.

Sincerely,

REGAL-BELOIT CORPORATION

DETACH HERE

PROXY

REGAL-BELOIT CORPORATION

PROXY FOR ANNUAL MEETING ON APRIL 22, 2005

     The undersigned hereby appoints J.L. Packard and K.F. Kaplan or either of them as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of common stock of REGAL-BELOIT CORPORATION held on record by the undersigned on February 28, 2005 at the Annual Meeting of Shareholders to be held on April 22, 2005, at 9:30 A.M. Central Daylight Time, at the Rotary River Center, 1220 Riverside Drive (Hwy 51 N), Beloit, WI 53511, or any adjournment thereof.

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. If you wish to vote in accordance with the Board of Directors’ recommendations, just sign on the reverse side. You need not mark any boxes. Please mark, sign, date and return this card promptly using the enclosed envelope.

Comments:

(If you noted any comments above, please mark corresponding box on reverse side.)

SEE REVERSE SIDE	Continued and to be signed on Reverse Side	SEE REVERSE SIDE